PRESS RELEASE


FOR IMMEDIATE RELEASE:                  CONTACT:

Titanium Metals Corporation                       J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300                         Vice President - Finance
Denver, Colorado  80202                           (303) 296-5617


                 TIMET REPORTS FIRST QUARTER EARNINGS INCREASE

     DENVER, COLORADO . . . April 22, 1998 . . . Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) reported first quarter net income of $18.3 million, or $.56 per diluted share, compared to net income of $15.8 million, or $.49 per diluted share, in the first quarter of 1997.

     TIMET's operating income of $31.6 million and mill product shipments of 3,900 metric tons in the first quarter trailed fourth quarter operating income
of $40.3 million and shipments of 4,500 tons.           J. Landis Martin,
TIMET's Chairman and CEO said, "About half of the decline in shipments versus last year's fourth quarter was expected due to the high level of sales from inventory in the fourth quarter. The balance of the decline was due to shortfalls in shipments, principally from our U.K. operations. We are implementing two substantial capital projects in the U.K. and our production could not keep up with demand amidst this capital construction. These projects should be completed during the second and third quarters."

     With regard to the remainder of 1998, Mr. Martin said, "Demand for titanium remains strong as airline profitability continues at record levels and the order backlog for new aircraft as well as new orders are strong. Although Boeing and Airbus are increasing production rates, these rates are somewhat lower than
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earlier forecasts indicated.  This has resulted in some titanium order push outs as our customers are matching inventory levels with new forecasted aircraft production rates. While these inventory adjustments will have some impact on our shipments for the balance of this year, we still expect a record year in terms of mill product shipment levels and profitability."

     The average price for mill product shipments in the first quarter of 1998 was approximately $34.50 per kilogram. Martin also said, "While mill product pricing is flattening as expected, our backlog is strong at approximately $500 million as of the end of March, 1998."

     The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, changes in product pricing, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected.

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.



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                          TITANIUM METALS CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)



























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
                                                    Quarter Ended
                                                      March 31,

                                                   1997      1998
Net sales                                         $ 167.0   $187.1
Cost of sales                                       130.3    140.9
Selling, administrative and development costs        10.1     14.2
Other expense                                          .1       .4

     Operating income                                26.5     31.6
General corporate income                              1.0      1.2
Interest expense                                       .6       .4

     Pretax income                                   26.9     32.4
Income tax expense                                    8.3     11.0
Minority interest - Convertible Preferred             2.2      2.2
Securities, net of tax
Other minority interest                                .6       .9


     Net income                                   $  15.8   $ 18.3



     Diluted net income                           $  18.0   $ 20.5



Earnings per share:
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     Basic                                        $   .50    $ .58

     Diluted                                      $   .49    $ .56


Weighted average shares outstanding:
     Common shares                                   31.5     31.5
     Diluted shares                                  36.9     36.9























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